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UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   Emanuele, Robert Martin
   11388 Sorrento Valley Road, Suite 200
   San Diego, CA   92121

2. Issuer Name and Ticker or Trading Symbol
   AVANIR Pharmaceuticals (AVN)

3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Day/Year
   03/13/2003

5. If Amendment, Date of Original (Month/Day/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [ ] Director                   [ ] 10% Owner
   [X] Officer (give title below) [ ] Other (specify below)
   V P, Corporate Development

7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

                          Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1)Title of Security                           2)Trans-    3.Trans- 4.Securities Acquired(A)      5)Amount of    6)   7)Nature of
                                               action      action     or Disposed of (D)          Securities           Indirect
                                                Date        Code                A                Beneficially   D     Beneficial
                                               (Month/                          or                 Owned at     or    Ownership
                                              Day/Year)   Code V   Amount       D    Price       End of Month   I
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

            Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
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1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative            6)Date Exercisable and
      Security                 or Exercise      action         action   Securities Acquired (A)               Expiration Date
                                Price of         Date           Code      or Disposed of (D)
                               Derivative
                                Security                       Code V   A                    D            Exercisable  Expiration
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
Incentive Stock Option (right   $1.1600        03/13/03       A (1)      25,000                                         03/13/13
to buy)
Incentive Stock Option (right   $1.5000        08/12/02       A         100,000                                         08/12/12
to buy)

      Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
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1)Title of Derivative          3)Trans-   7)Title and Amount                          8)Price     9)Number of   10)  11)Nature of
      Security                  action      of Underlying                             of Deri-     Derivative          Indirect
                                 Date        Securities                                vative      Securities   D     Beneficial
                                                                        Amount or     Security    Beneficially  or    Ownership
                                                                        Number of                   Owned at    I
                  -                            Title                      Shares                  End of Month
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
Incentive Stock Option (right  03/13/03  Class A Common Stock            25,000                   25,000        D    Direct
to buy)
Incentive Stock Option (right  08/12/02  Class A Common Stock           100,000                   100,000       D    Direct
to buy)

Explanation of Responses:

(1)
Options vest as follows: One third vest one year from the date of grant, the final two thirds vest daily thereafter through the third anniversary of the option grant.

SIGNATURE OF REPORTING PERSON
/S/ Emanuele, Robert Martin
DATE 03/14/03

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